                                                                    Exhibit 20.4

[LML LETTERHEAD]

                                                                    news release

                       LML ANNOUNCES PROCESSING CONTRACT

 Advanced Purchasing Systems Selects LML for Electronic Transaction Processing
                     for its Premier Desert Market Stores


Vancouver, BC, May 22, 2001 - LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) is pleased to announce its subsidiary LML Payment Systems Corp. ("LML") has signed an electronic transaction processing contract with Advanced Purchasing Systems of Phoenix, Arizona.

LML, through its proprietary transaction processing software REPS (Retail Electronic Payments System) will provide check authorization processing along with credit, debit and EBT card authorization and selective routing services to Advanced Purchasing Systems' four-store grocery chain operating under the trade name Premier Desert Markets, located in the Phoenix, Arizona area.

"We are pleased with this contract and look forward to providing these services to the Premier Desert Market stores. We also look forward to the opportunity to provide additional related check services in the months ahead," said Corporation President and CEO, Patrick H. Gaines.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing end-to-end check processing solutions including Electronic Check Conversion (whereby paper checks are converted into electronic transactions), electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), and primary and secondary check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers. We also specialize in providing selective routing, including real-time monitoring of check, debit, credit and EBT transactions for authorization and settlement through our flagship transaction processing product REPS (Retail Electronic Payment System). The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system." which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses. Also included in our intellectual property estate is a recently received Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon United States Patent Application Serial No. 09/562,303. The new patent describes corporate checks and electronic fund transfers (EFT) and relates to existing U.S. Patent No. 6,164,528 and U.S. Patent No. 5,484,988 (described above).

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

                                     -30-